Exhibit 99.4

TENDER FOR

ALL OUTSTANDING

8 1/2% SENIOR NOTES DUE 2018

IN EXCHANGE FOR

8  1/2% SENIOR NOTES DUE 2018

OF

COOPER-STANDARD AUTOMOTIVE INC.

To Our Clients:

We are enclosing herewith a Prospectus, dated                     , 2010, of Cooper-Standard Automotive Inc. (“Cooper-Standard”) and a related Letter of Transmittal (which together constitute the “Exchange Offer”) relating to the offer by Cooper-Standard, to exchange up to $450,000,000 principal amount of its 8 1/2% Senior Notes due 2018 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $450,000,000 principal amount of its issued and outstanding 8 1/2% Senior Notes due 2018 (the “Outstanding Notes”) upon the terms and subject to the conditions set forth in the Exchange Offer.

PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 12:00 A.M., NEW YORK CITY TIME, ON                     , 2011, UNLESS EXTENDED BY COOPER-STANDARD IN ITS SOLE DISCRETION.

THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF OUTSTANDING NOTES BEING TENDERED.

We are the holder of record of Outstanding Notes held by us for your account. A tender of such Outstanding Notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Outstanding Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Outstanding Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. Please so instruct us by completing, executing and returning to us the enclosed Instruction to Registered Holder from Beneficial Owner enclosed herewith. We urge you to read carefully the Prospectus and the Letter of Transmittal before instructing us to tender your Outstanding Notes. We also request that you confirm with such instruction form that we may on your behalf make the representations contained in the Letter of Transmittal.

Pursuant to the Letter of Transmittal, each holder of Outstanding Notes will represent to Cooper-Standard that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Outstanding Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) if the holder or any such other person is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Outstanding Notes, neither the holder nor any such other person is engaged in or intends to engage in a distribution of the Exchange Notes and (iv) neither the holder nor any such other person is an “affiliate” of Cooper-Standard or any of the guarantors within the meaning of Rule 405 under the Securities Act, or, if such holder or any such other person is such an “affiliate,” that such holder or any such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder is a broker-dealer (whether or not it is also an “affiliate” of Cooper-Standard or any of the guarantors within the meaning of Rule 405 under the Securities Act) that will receive Exchange Notes for its own account in exchange for Outstanding Notes, it represents that the Outstanding Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes issued in the Exchange Offer. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, a broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Very truly yours,